Exhibit 10.1

STRICTLY PRIVATE & CONFIDENTIAL Glen E Tullman Chairman and Chief Executive Officer Allscripts Healthcare Solutions, Inc. 222 Merchandise Mart Plaza, Suite 2024 Chicago, IL 60654	Misys plc One Kingdom Street Paddington, London W2 6BL United Kingdom Tel +44 (0)20 3320 5000 Fax +44 (0)20 3320 1771 www.misys.com

Our ref                    SSA/30717-00475 CO:8896520.1

9 October 2008

Dear Glen

Shared Services Agreement

This letter will serve to memorialize our agreement, reached on our call yesterday, on certain open items to be covered by the schedules to the Shared Services Agreement to be entered into between our two companies in substantially the form of the attached draft agreement (together with fully worked up schedules of services which are still in the process of negotiation) (the “Shared Services Agreement”). Our agreement on these items is effective as of closing (“Closing”) of the merger of Misys Healthcare Systems, LLC (“Misys Healthcare”) and a subsidiary of Allscripts Healthcare Solutions Inc. (“Allscripts”) and shall continue in full force and effect until the execution of the Shared Services Agreement (including the finalization of the schedules thereto). Our intention is to finalise and execute the Shared Services Agreement as soon as possible after Closing and in the period between Closing and execution of the Shared Services Agreement Allscripts agrees to pay for the services provided by Misys plc (“Misys”) and its affiliates in accordance with the agreement set out below. Specifically:

1.	HR Schedule (Schedule A): There will be seven FTEs working on shared services at a total charge of US$600,000 for each 12-month period following Closing, which will be charged to Allscripts in accordance with the Shared Services Agreement. These FTEs will be moved from the Misys Healthcare payroll to become employees of an affiliate of Misys plc as soon as practicable after Closing but the US$600,000 annual fee will be charged beginning as of Closing. We will ask our respective human resource personnel to agree on the actual named individuals that will comprise these FTEs. (In respect of each 12 month period subsequent to the first one, the US$600,000 is subject to adjustment as may be agreed between our two companies at that time.)

2.	Financial Services (Schedule B): We have signed off on the financial terms of this schedule, which is attached hereto.

3.	Management Services (Schedule C): The total annual charge for the services specified in this schedule will be US$3,000,000.

4.	Procurement Services (Schedule D): We have agreed that the fees payable for individuals providing services under this schedule will be US$160,000 for each 12-month period following Closing. (In respect of each 12 month period subsequent to the first one, the US$160,000 is subject to adjustment as may be agreed between our two companies at that time.)

5.	Tax Services (Schedule E): We have signed off on the financial terms of this schedule, which is attached hereto.

6.	R&D Services (Schedule F): The hourly rate on the rate card applicable to these services will be $20.45 for resources in India. We agreed that the overhead charge for development services covered by this schedule will be US$1,800,000 for each 12-month period following Closing. (In respect of each 12 month period subsequent to the first one, the US$1,800,000 is subject to adjustment as may be agreed between our two companies at that time.)

7.	Manila Support Services (Schedule I): The charge per person for the overall services covered by this schedule will be US$18,940 per 12 month period, which amount (with respect to the payroll, telephony and facilities services within those overall services) will be calculated using average actual costs and will be subject to adjustment on a monthly basis to reflect those actual costs.

8.	Information Systems Services (Schedule J): We agreed that the merged Allscripts- Misys company’s overall budget for IT expenditure for the 12-month period following Closing will be US$19,700,000.

In determining Misys’ costs with respect to providing services under the schedules to the Shared Services Agreement, Misys will use the Misys budgeted exchange rates for the applicable 12-month period. All of the fees and charges noted above are for 12-month periods but will be invoiced and paid in equal monthly instalments during the term hereof

With respect to the applicable service level for each service provided under the Shared Services Agreement we agree that such service will be provided at a service level equal to or better than the current service level for that particular service as provided by either Misys or Allscripts to itself or its affiliates.

To the extent that the schedules to the Shared Services Agreement are not in final form now, we agree that we will continue to negotiate, and cause our respective employees and advisers to continue to negotiate, to complete the relevant schedules as soon as possible in accordance with our agreements set out above.

Any specific service or part thereof shall be subject to termination at the election of the recipient party upon providing advance notice to the provider party in accordance with the notice for termination period set forth for that particular service in the draft schedules to the Shared Services Agreement as of the date hereof, or, alternatively, if such schedules do not set forth a specific notice for termination period for such service, upon forty-five (45) days’ notice to the provider party.

If you agree with the foregoing, please sign a copy of this letter agreement in the space provided below, whereupon this letter agreement shall become a binding agreement between our two companies.

Very truly yours

/s/ Glyn Fullelove (duly authorised attorney of Mike Lawrie)

Misys plc
Mike Lawrie
Chief Executive

Accepted and agreed this 10th day of October, 2008

Allscripts Healthcare Solutions, Inc.

/s/ Glen Tullman
Name:	Glen E. Tullman
Title:	Chairman and Chief Executive Officer

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